EXHIBIT 11

            BAIRNCO CORPORATION AND SUBSIDIARIES
     CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
    FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                    1997         1996         1995
BASIC EARNINGS PER SHARE:

Net Income                          $8,771,000   $8,335,000   $ 7,781,000

Average common shares outstanding    9,151,000    9,753,000    10,433,000

Basic Earnings Per Common Share     $     0.96   $     0.85   $      0.75


DILUTED EARNINGS PER SHARE:

Net Income                          $8,771,000   $8,335,000   $ 7,781,000

Average common shares outstanding    9,151,000    9,753,000    10,433,000
Common shares issuable in respect
  to options issued to employees
  with a dilutive effect               199,000       98,000         7,000
Total common shares assuming full
  dilution                           9,350,000    9,851,000    10,440,000

Diluted Earnings Per Common Share   $     0.94   $     0.85   $      0.75


Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. Diluted earnings per common share include the effect of all dilutive stock options.
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